Exhibit 99.1

FOR IMMEDIATE RELEASE
October 16, 2006

TEXAS REGIONAL BANCSHARES, INC.
REPORTS THIRD QUARTER EARNINGS

MCALLEN, TEXAS—Texas Regional Bancshares, Inc. (Texas Regional or the Company) (NASDAQ: TRBS), bank holding company for Texas State Bank, today reported net income for third quarter 2006 of $16,352,000, or $0.30 per diluted common share, compared to $19,829,000, or $0.36 per diluted common share, for third quarter 2005. All per share amounts for prior periods have been adjusted for the 10 percent stock dividend distributed to shareholders of the Company during second quarter 2006. Return on average assets and return on average shareholders’ equity were 0.94 percent and 9.63 percent, respectively, compared to 1.26 percent and 12.46 percent, respectively, for the corresponding 2005 period.

For the nine months ended September 30, 2006, net income was $54,122,000, or $0.98 per diluted common share, compared to $65,542,000, or $1.19 per diluted common share, for the corresponding 2005 period. Return on average assets and return on average shareholders’ equity were 1.08 percent and 11.05 percent, respectively, for the nine months ended September 30, 2006, compared to 1.43 percent and 14.17 percent, respectively, for the corresponding 2005 period.

The results for the three and nine months ended September 30, 2006 compared to the three and nine months ended September 30, 2005 were primarily affected by two factors.  The nine months ended September 30, 2005 results include special distributions of $6,160,000 received during the first and second quarters of 2005 as a result of the merger of PULSE EFT Association with Discover Financial Services, a business unit of Morgan Stanley.  The Company’s 2006 results have been adversely impacted by an increase in the provision for loan losses.  In the second quarter of 2006, the Company recorded additional provision for loan losses primarily as a result of charge-offs on three large loan relationships.  In addition, in the third quarter of 2006, the Company recorded a specific reserve of $9,680,000 on one large nonperforming loan relationship in anticipation of the resolution of this credit.  If this relationship is resolved prior to the closing of the merger with Banco Bilbao Vizcaya Argentaria, S.A. (BBVA), the Company’s shareholders may be entitled to a special dividend as described in the definitive merger agreement.

Texas Regional completed the acquisition of Mercantile Bank & Trust, FSB (Mercantile) on January 14, 2005. The results of operations for Mercantile have been included in the consolidated financial statements since the date of acquisition.

OPERATING HIGHLIGHTS

Net interest income of $63,357,000 for third quarter 2006 increased $3,711,000 or 6.2 percent over third quarter 2005. Average interest-earning assets, the primary factor in net interest income growth, increased 10.5 percent from third quarter 2005 to $6,316,869,000 for third quarter 2006. The net interest margin, on a tax-equivalent basis, for third quarter 2006 was 4.07 percent, a decrease of fifteen basis points compared to third quarter 2005.  The net interest margin was negatively impacted by the reversal of interest on loans placed on nonaccrual status during the third quarter 2006.

For the nine months ended September 30, 2006, net interest income totaled $187,865,000, reflecting a $12,726,000 or 7.3 percent increase from the corresponding 2005 period. This growth resulted principally from an increase of 9.9 percent in average interest-earning assets to $6,153,355,000 for the nine months ended September 30, 2006 compared to the corresponding 2005 period. The net interest margin, on a tax-equivalent basis, for the nine months ended September 30, 2006 was 4.18 percent, a decrease of seven basis points compared to the corresponding 2005 period.

The provision for loan losses was $13,453,000 for third quarter 2006 compared to $8,720,000 for third quarter 2005. The increase in the provision for loan losses is primarily attributable to the specific reserve recorded in the third quarter of 2006 discussed above.  Partially offsetting this increase is the additional provision of $2,500,000 for possible losses on loans to borrowers affected by Hurricane Rita recorded in the third quarter 2005.

For the nine months ended September 30, 2006, provision for loan losses was $35,073,000 compared to $19,928,000 for the corresponding 2005 period. The increase in the provision for loan losses is primarily attributable to net charge-offs of $24,513,000 during the nine months ended September 30, 2006, compared to $15,108,000 of net charge-offs for the corresponding 2005 period.  In addition, as noted above, a specific reserve was recorded on one large loan relationship in the third quarter of 2006.

The allowance for loan losses as a percentage of loans held for investment and as a percentage of nonperforming loans were 1.42 percent and 113.60 percent, respectively, at September 30, 2006 compared to 1.30 percent and 125.66 percent, respectively, at September 30, 2005.

Noninterest income of $21,493,000 for third quarter 2006 increased $1,534,000 or 7.7 percent compared to third quarter 2005.   This increase is primarily attributable to a $719,000 increase in total services charges for the third quarter 2006 when compared to the third quarter 2005.  In addition, data processing service fees increased $470,000 and loan servicing income (loss), net, increased $419,000 for third quarter 2006 compared to third quarter 2005.

Total service charges of $13,376,000 for third quarter 2006 increased $719,000 or 5.7 percent compared to third quarter 2005. The increase in total service charges is primarily attributable to a $622,000 increase in non-sufficient funds and return item charges combined with increases of $398,000 in merchant credit and debit card income and $143,000 in automated teller machine income during third quarter 2006. These increases were partially offset by a $431,000 decrease in account analysis fees during third quarter 2006 compared to third quarter 2005 primarily due to an increase in the earnings credit rate.  The earnings credit rate is based on the 90 day Treasury bill rate and is the value attributed to deposits maintained by customers using treasury management products. As the earnings credit rate has increased, the corresponding value given to deposits has increased resulting in customers being able to pay for more services with balances rather than fees.

Loan servicing income (loss), net, which includes amortization of the mortgage servicing rights (MSR) asset, increased $419,000 to $67,000 for third quarter 2006 compared to $(352,000) for the third quarter 2005.  The increase resulted primarily from a decrease in MSR amortization of $473,000 partially offset by a decrease of $54,000 in servicing fees.

For the nine months ended September 30, 2006, noninterest income was $61,710,000 reflecting a decrease of $4,200,000 or 6.4 percent compared to the corresponding 2005 period. The decrease resulted primarily from the special distributions received during the first nine months of 2005 as a result of the merger of PULSE EFT Association with Discover Financial Services.  This decrease in noninterest income was partially offset by an increase in total service charges for the nine months ended September 30, 2006 compared to the corresponding 2005 period.

Total service charges of $38,812,000 for the nine months ended September 30, 2006 increased $1,953,000 or 5.3 percent compared to the corresponding 2005 period.  The increase is primarily attributable to a $1,335,000 increase in merchant credit and debit card income for the nine months ended September 30, 2006.  In addition, non-sufficient funds and return item charges increased $1,262,000 and automated teller machine income increased $392,000 for the nine months ended September 30, 2006 compared to the corresponding 2005 period.  These increases were partially offset by a $1,006,000 decrease in account analysis fees due to the increase in the earnings credit rate attributed to deposits maintained by customers using the Company’s treasury management services.

Other noninterest income of $2,133,000 for the nine months ended September 30, 2006 decreased by $5,982,000 compared to the corresponding 2005 period.  The decrease is primarily due to the above mentioned special distributions from the merger of PULSE EFT Association with Discover Financial Services received during the nine months ended September 30, 2005.

Noninterest expense of $47,147,000 for third quarter 2006 increased $6,164,000 or 15.0 percent compared to third quarter 2005. The efficiency ratio was 55.57 percent for third quarter 2006 compared to 51.48 percent for third quarter 2005.

Salaries and employee benefits of $25,099,000 increased $3,213,000 or 14.7 percent during third quarter 2006 compared to third quarter 2005. The increase is attributable to salary increases, increases in retirement plan and bonus expense, higher staffing levels in certain departments primarily due to expansion and enhancement of the Company’s Bank Secrecy Act/Anti-Money Laundering compliance program and the effect of expensing stock options.  These increases were partially offset by staff reductions in other areas.  Retirement plan and bonus expense was $1,333,000 for the third quarter 2006 compared to $324,000 for the third quarter 2005. Stock-based compensation expense for third quarter 2006 was $796,000.

Other noninterest expense of $12,334,000 increased $2,320,000 or 23.2 percent compared to third quarter 2005.  The increase was primarily due to increases in advertising and public relations expenses, legal fees associated with the BBVA merger transaction, and writedowns on two repossessed assets to their net realizable values based upon offers to purchase those assets.

For the nine months ended September 30, 2006, noninterest expense was $133,478,000 reflecting an increase of $12,214,000 or 10.1 percent compared to the corresponding 2005 period.  The efficiency ratio was 53.48 percent for the nine months ended September 30, 2006 compared to 50.31 percent for the corresponding 2005 period.

Salaries and employee benefits of $72,426,000 increased $8,213,000 or 12.8 percent for the nine months ended September 30, 2006 compared to the corresponding 2005 period primarily due to salary increases, increases in retirement plan and bonus expense, higher staffing levels in certain departments due to expansion and enhancement of the Company’s Bank Secrecy Act/Anti-Money Laundering compliance program and the effect of expensing stock options.  These increases were partially offset by staff reductions in other areas.  Retirement plan and bonus expense was $3,939,000 for the nine months ended September 30, 2006 compared to $734,000 for the corresponding 2005 period.  Stock-based compensation expense for the nine months ended September 30, 2006 was $2,201,000.  Salaries and employee benefits, annualized, represented 1.44 percent of average total assets for the nine months ended September 30, 2006, an increase of four basis points compared to the corresponding 2005 period.

Other noninterest expense of $33,793,000 increased $4,054,000 or 13.6 percent for the nine months ended September 30, 2006 compared to the corresponding 2005 period.  The increase was primarily due to increased fees for data processing, higher legal and professional fees and writedowns on two repossessed assets to their net realizable values based upon offers to purchase those assets.

FINANCIAL CONDITION

Assets totaled $6,951,782,000 at September 30, 2006, reflecting an increase of $648,310,000 or 10.3 percent compared to total assets at September 30, 2005. The increase was primarily attributable to increases in loans held for investment and securities. Loans held for investment of $4,281,331,000 at September 30, 2006 increased $315,703,000 or 8.0 percent from September 30, 2005. Securities of $2,029,979,000 at September 30, 2006 increased $272,836,000 or 15.5 percent from September 30, 2005. Other assets, net, of $338,781,000 at September 30, 2006 included goodwill and identifiable intangibles of $215,005,000.  Deposits increased to $5,711,884,000 at September 30, 2006, up $582,410,000 or 11.4 percent from September 30, 2005.

Shareholders’ equity of $684,892,000 at September 30, 2006 increased $53,371,000 from September 30, 2005, an 8.5 percent increase. The increase primarily resulted from net income for the twelve months ended September 30, 2006 of $76,948,000, partially offset by dividends of $28,979,000. The total risk-based, tier 1 risk-based and leverage capital ratios of 12.51 percent, 11.27 percent and 8.21 percent, respectively, at September 30, 2006 substantially exceeded regulatory requirements for a well-capitalized bank holding company.

ASSET QUALITY

Total nonperforming assets of $73,701,000 at September 30, 2006 increased $23,628,000 or 47.2 percent compared to $50,073,000 at September 30, 2005.  At September 30, 2006, total loans held for investment of $4,281,331,000 included $53,335,000 or 1.25 percent classified as nonperforming compared to 1.03 percent at September 30, 2005. This balance of nonperforming loans reflected an increase of $12,456,000 when compared to nonperforming loans of $40,879,000 at September 30, 2005. The increase primarily resulted from the addition of three nonaccrual loan relationships totaling $19,680,000 during the period.  These increases were partially offset by the foreclosure and charge-off of one loan relationship in the amount of $5,951,000 that was classified as nonaccrual at September 30, 2005.  Accruing loans 90 days or more past due of $5,921,000 at September 30, 2006 reflected a decrease of $7,603,000 compared to $13,524,000 at September 30, 2005.  The decrease is partially the result of the resolution of a $3,611,000 relationship, the majority of which was transferred to foreclosed and other loan related assets and the remainder was charged off.  The borrower involved in a second relationship totaling $2,797,000 paid off the majority of the relationship with the remainder transferred to foreclosed and other loan related assets. A third loan relationship, in the amount of $2,726,000, was returned to current status.  Partially offsetting these decreases is the addition of one loan relationship in the amount of $1,324,000.

Foreclosed and other loan related assets of $20,366,000 at September 30, 2006 increased $11,172,000 compared to $9,194,000 at September 30, 2005 primarily as a result of the addition of seven properties totaling $9,089,000 and one repossessed asset with a net book value of $1,154,000 at September 30, 2006.  Terms have been negotiated with third party purchasers to sell approximately $9,500,000 of these foreclosed and other loan related assets subject to completion of final documentation.  These transactions are expected to close in the fourth quarter 2006.

During the third quarter 2005, in connection with Hurricane Rita, the Company recorded an additional provision to the allowance for loan losses of $2,500,000 for possible losses on loans to borrowers affected by the hurricane. During the third quarter 2006, the Company recorded charge-offs of $279,000 against this allowance. Total charge-offs related to Hurricane Rita taken against this allowance were $1,491,000 at September 30, 2006. Consistent with the Company’s loan policies, as information on loan customers is received and evaluated, the Company will continue to analyze the amount of additional provision for loan losses, if any, that may become necessary to properly account for additional losses sustained by the Company as a result of the hurricane and its aftermath.

OTHER INFORMATION

As previously announced, Texas Regional has signed a definitive merger agreement for the acquisition of the Company by BBVA.  The definitive agreement has been filed with the Securities and Exchange Commission (SEC).  Texas Regional has also filed a proxy statement and other relevant documents concerning the proposed merger transaction with the SEC.  The proxy statement relates to the special meeting of the shareholders of Texas Regional held on September 25, 2006, at which meeting the agreement and plan of merger with BBVA was approved and adopted by the shareholders.  The definitive agreement, proxy statement, and the other information contain important information concerning the transaction.  Investors are urged to read the definitive agreement and the proxy statement and all other relevant documents filed with the SEC.  You may obtain the documents at no charge at the website maintained by the SEC at www.sec.gov.  In addition, you may obtain copies of documents filed with the SEC by Texas Regional at no charge by contacting John A. Martin, Chief Financial Officer, Texas Regional Bancshares, Inc., 3900 North Tenth Street, Eleventh Floor, McAllen, Texas  78501.  Mr. Martin can also be reached by telephone at (956) 631-5400.

Texas Regional paid a quarterly cash dividend of $0.14 per common share on October 13, 2006 to common shareholders of record on October 6, 2006.

Texas Regional is a McAllen-based bank holding company whose stock trades on The NASDAQ Stock Market® under the symbol TRBS. Texas State Bank, its wholly owned subsidiary, conducts a commercial banking business through over 70 banking centers across Texas primarily located in the metropolitan areas of Beaumont-Port Arthur, Brownsville-Harlingen-San Benito, Corpus Christi, Dallas, Houston, McAllen-Edinburg-Mission and Tyler.

This release and other information are available on Texas Regional’s website at www.trbsinc.com. The information available on Texas Regional’s website can also be obtained at no charge from John A. Martin, Chief Financial Officer, at the address and telephone number indicated above.

FORWARD-LOOKING INFORMATION

This release, information filed by Texas Regional with the SEC, and information on Texas Regional’s website may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities, employment opportunities and synergies from mergers, and information related to Texas Regional’s proposed transaction with BBVA), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions prove incorrect, Texas Regional’s results could differ materially from Texas Regional’s expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information, please see Texas Regional’s reports filed with the SEC pursuant to the Securities

Exchange Act of 1934, which are available at Texas Regional’s website at www.trbsinc.com and the SEC’s website at www.sec.gov.

CONTACT: Glen E. Roney, Chief Executive Officer, or John A. Martin, Chief Financial Officer, at (956) 631-5400, both of Texas Regional.

Texas Regional Bancshares, Inc. and Subsidiaries

Financial Highlights (Unaudited)

	At / For Three Months Ended
(Dollars in Thousands,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
Except Per Share Data)	2006	2006	2006	2005	2005
Condensed Income Statements
Interest Income
Loans Held for Investment	$91,512	$86,781	$82,133	$79,214	$74,803
Securities	21,687	19,775	18,056	17,166	16,429
Other Interest-Earning Assets	1,277	791	627	583	502
Total Interest Income	114,476	107,347	100,816	96,963	91,734
Interest Expense
Deposits	41,633	37,950	34,231	30,976	27,731
Other Borrowed Money	9,486	6,529	4,945	4,616	4,357
Total Interest Expense	51,119	44,479	39,176	35,592	32,088
Net Interest Income before Provision for Loan Losses	63,357	62,868	61,640	61,371	59,646
Provision for Loan Losses	13,453	16,749	4,871	6,143	8,720
Net Interest Income after Provision for Loan Losses	49,904	46,119	56,769	55,228	50,926
Service Charges on Deposit Accounts	10,399	10,041	8,999	8,802	10,082
Other Service Charges	2,977	3,022	3,374	2,600	2,575
Insurance Commission, Fees and Premiums, Net	1,240	1,193	1,006	829	997
Trust Fees	2,087	1,971	1,901	1,868	1,892
Mortgage Banking Revenues	1,682	1,440	1,185	1,399	1,710
Realized Gains (Losses) on Sales of Securities Available for Sale, Net	—	—	(97)	2	475
Data Processing Service Fees	2,629	2,108	2,284	2,222	2,159
Loan Servicing Income (Loss), Net	67	83	(14)	(214)	(352)
Other Noninterest Income	412	583	1,138	1,229	421
Total Noninterest Income	21,493	20,441	19,776	18,737	19,959
Salaries and Employee Benefits	25,099	24,365	22,962	21,224	21,886
Occupancy Expense, Net	4,059	3,831	3,869	3,172	3,749
Equipment Expense	3,805	3,674	3,416	3,439	3,515
Other Real Estate (Income) Expense, Net	592	(354)	101	169	305
Amortization of Identifiable Intangibles	1,258	1,390	1,618	1,597	1,514
Other Noninterest Expense	12,334	11,689	9,770	10,298	10,014
Total Noninterest Expense	47,147	44,595	41,736	39,899	40,983
Income Before Income Tax Expense	24,250	21,965	34,809	34,066	29,902
Income Tax Expense	7,898	7,206	11,798	11,240	10,073
Net Income	$16,352	$14,759	$23,011	$22,826	$19,829
Per Common Share Data (1)
Net Income—Basic	$0.30	$0.27	$0.42	$0.42	$0.36
Net Income—Diluted	0.30	0.27	0.42	0.42	0.36
Market Value at Period End	38.45	37.92	29.49	25.73	26.17
Book Value at Period End	12.49	11.98	11.99	11.75	11.55
Cash Dividends Declared	0.140	0.140	0.140	0.109	0.109
Share Data (1) (in Thousands)
Basic	54,811	54,774	54,714	54,666	54,609
Diluted	55,352	55,191	54,937	54,904	54,909
Shares Outstanding at Period End (1)	54,841	54,788	54,766	54,682	54,654
Selected Financial Data
Return on Average Assets	0.94%	0.88%	1.42%	1.42%	1.26%
Return on Average Shareholders’ Equity	9.63	8.90	14.93	14.17	12.46
Leverage Capital Ratio	8.21	8.26	8.30	8.26	8.11
Expense Efficiency Ratio (2)	55.57	53.53	51.26	49.81	51.48
TE Net Interest Income (3)	$64,848	$64,363	$63,004	$62,554	$60,762
TE Adjustment (3)	1,491	1,495	1,364	1,183	1,116
Net Interest Income, as Reported	$63,357	$62,868	$61,640	$61,371	$59,646
TE Net Interest Margin (3)	4.07%	4.20%	4.26%	4.28%	4.22%
Goodwill	$193,094	$193,094	$193,094	$192,740	$192,729
Identifiable Intangibles, Net	21,911	22,985	24,191	25,624	27,224
Trust Assets Held, at Fair Value	2,188,730	2,101,620	2,091,137	1,864,145	1,806,229

	At / For Three Months Ended
(Dollars in Thousands,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
Except Per Share Data)	2006	2006	2006	2005	2005
Selected Financial Data - Continued
Full-Time Equivalent Employees	2,019	2,030	1,985	1,954	1,976
Condensed Balance Sheets
Loans Held for Investment	$4,281,331	$4,162,284	$4,104,728	$4,109,615	$3,965,628
Securities	2,029,979	2,002,662	1,889,781	1,840,780	1,757,143
Other Interest-Earning Assets	92,034	71,705	66,707	34,875	23,612
Total Interest-Earning Assets	6,403,344	6,236,651	6,061,216	5,985,270	5,746,383
Cash and Due from Banks	117,983	152,796	139,452	179,829	138,986
Premises and Equipment, Net	152,261	153,081	151,720	149,698	147,084
Other Assets, Net	338,781	352,712	332,618	323,549	322,387
Allowance for Loan Losses	(60,587)	(49,096)	(51,012)	(50,027)	(51,368)
Total Assets	$6,951,782	$6,846,144	$6,633,994	$6,588,319	$6,303,472
Savings and Time Deposits	$4,685,532	$4,401,203	$4,490,466	$4,288,830	$4,222,194
Other Borrowed Money	517,669	678,483	315,960	523,375	499,177
Total Interest-Bearing Liabilities	5,203,201	5,079,686	4,806,426	4,812,205	4,721,371
Demand Deposits	1,026,352	1,077,657	1,116,110	1,104,501	907,280
Other Liabilities	37,337	32,646	54,938	29,121	43,300
Total Liabilities	6,266,890	6,189,989	5,977,474	5,945,827	5,671,951
Shareholders’ Equity	684,892	656,155	656,520	642,492	631,521
Total Liabilities and Shareholders’ Equity	$6,951,782	$6,846,144	$6,633,994	$6,588,319	$6,303,472
Condensed Average Balance Sheets
Loans Held for Investment	$4,202,873	$4,148,060	$4,098,702	$3,968,329	$3,930,179
Securities	2,032,717	1,946,720	1,857,850	1,794,995	1,751,516
Other Interest-Earning Assets	81,279	47,382	40,974	39,621	36,915
Total Interest-Earning Assets	6,316,869	6,142,162	5,997,526	5,802,945	5,718,610
Cash and Due from Banks	118,221	126,837	145,534	154,007	126,634
Premises and Equipment, Net	152,295	152,122	151,145	147,508	143,910
Other Assets, Net	350,771	338,736	326,776	323,268	321,672
Allowance for Loan Losses	(52,115)	(50,552)	(52,147)	(51,331)	(48,998)
Total Assets	$6,886,041	$6,709,305	$6,568,834	$6,376,397	$6,261,828
Savings and Time Deposits	$4,439,023	$4,424,581	$4,377,604	$4,248,318	$4,238,064
Other Borrowed Money	709,969	508,312	431,765	426,747	445,778
Total Interest-Bearing Liabilities	5,148,992	4,932,893	4,809,369	4,675,065	4,683,842
Demand Deposits	1,031,356	1,078,883	1,068,266	1,024,204	915,798
Other Liabilities	32,173	32,425	65,991	38,122	30,734
Total Liabilities	6,212,521	6,044,201	5,943,626	5,737,391	5,630,374
Shareholders’ Equity	673,520	665,104	625,208	639,006	631,454
Total Liabilities and Shareholders’ Equity	$6,886,041	$6,709,305	$6,568,834	$6,376,397	$6,261,828
Nonperforming Assets & Past Due
Loans
Nonaccrual Loans	$53,014	$40,124	$46,624	$50,218	$38,752
Restructured Loans	321	321	321	2,127	2,127
Foreclosed and Other Loan Related Assets	20,366	19,494	16,981	8,028	9,194
Total Nonperforming Assets	$73,701	$59,939	$63,926	$60,373	$50,073
Accruing Loans 90 Days or More Past Due	$5,921	$6,844	$13,706	$11,781	$13,524
Net Charge-Offs	1,962	18,665	3,886	7,484	5,374
Net Charge-Offs to Average Loans Held for Investment	0.19%	1.80%	0.38%	0.75%	0.54%

Certain amounts in the prior periods’ presentation have been reclassified to conform to the current presentation. These reclassifications have no effect on previously reported net income.

(1)    Restated to retroactively give effect for the 10% stock dividend declared by the Company during first quarter 2006 and distributed during second quarter 2006.

(2)    Ratio of Noninterest Expense divided by the sum of Net Interest Income and Noninterest Income.

(3)    Tax-equivalent adjustment computed based on a 35% tax rate.

	At / For Nine Months Ended
(Dollars in Thousands,	Sep 30,	Sep 30,
Except Per Share Data)	2006	2005
Condensed Income Statements
Interest Income
Loans Held for Investment	$260,426	$210,969
Securities	59,518	46,033
Other Interest-Earning Assets	2,695	1,362
Total Interest Income	322,639	258,364
Interest Expense
Deposits	113,814	72,249
Other Borrowed Money	20,960	10,976
Total Interest Expense	134,774	83,225
Net Interest Income before Provision for Loan Losses	187,865	175,139
Provision for Loan Losses	35,073	19,928
Net Interest Income after Provision for Loan Losses	152,792	155,211
Service Charges on Deposit Accounts	29,439	28,863
Other Service Charges	9,373	7,996
Insurance Commission, Fees and Premiums, Net	3,439	2,974
Trust Fees	5,959	5,636
Mortgage Banking Revenues	4,307	4,795
Realized Gains (Losses) on Sales of Securities Available for Sale, Net	(97)	796
Data Processing Service Fees	7,021	6,931
Loan Servicing Income (Loss), Net	136	(196)
Other Noninterest Income	2,133	8,115
Total Noninterest Income	61,710	65,910
Salaries and Employee Benefits	72,426	64,213
Occupancy Expense, Net	11,759	10,905
Equipment Expense	10,895	10,448
Other Real Estate Expense, Net	339	952
Amortization of Identifiable Intangibles	4,266	5,007
Other Noninterest Expense	33,793	29,739
Total Noninterest Expense	133,478	121,264
Income Before Income Tax Expense	81,024	99,857
Income Tax Expense	26,902	34,315
Net Income	$54,122	$65,542
Per Common Share Data (1)
Net Income—Basic	$0.99	$1.20
Net Income—Diluted	0.98	1.19
Market Value at Period End	38.45	26.17
Book Value at Period End	12.49	11.55
Cash Dividends Declared	0.42	0.309
Share Data (1) (in Thousands)
Basic	54,767	54,567
Diluted	55,172	54,865
Shares Outstanding at Period End (1)	54,841	54,654
Selected Financial Data
Return on Average Assets	1.08%	1.43%
Return on Average Shareholders’ Equity	11.05	14.17
Leverage Capital Ratio	8.21	8.11
Expense Efficiency Ratio (2)	53.48	50.31
TE Net Interest Income (3)	$192,215	$178,175
TE Adjustment (3)	4,350	3,036
Net Interest Income, as Reported	$187,865	$175,139
TE Net Interest Margin (3)	4.18%	4.25%
Goodwill	$193,094	$192,729
Identifiable Intangibles, Net	21,911	27,224
Trust Assets Held, at Fair Value	2,188,730	1,806,229
Full-Time Equivalent Employees	2,019	1,976

	At / For Nine Months Ended
(Dollars in Thousands,	Sep 30,	Sep 30,
Except Per Share Data)	2006	2005
Condensed Balance Sheets
Loans Held for Investment	$4,281,331	$3,965,628
Securities	2,029,979	1,757,143
Other Interest-Earning Assets	92,034	23,612
Total Interest-Earning Assets	6,403,344	5,746,383
Cash and Due from Banks	117,983	138,986
Premises and Equipment, Net	152,261	147,084
Other Assets, Net	338,781	322,387
Allowance for Loan Losses	(60,587)	(51,368)
Total Assets	$6,951,782	$6,303,472
Savings and Time Deposits	$4,685,532	$4,222,194
Other Borrowed Money	517,669	499,177
Total Interest-Bearing Liabilities	5,203,201	4,721,371
Demand Deposits	1,026,352	907,280
Other Liabilities	37,337	43,300
Total Liabilities	6,266,890	5,671,951
Shareholders’ Equity	684,892	631,521
Total Liabilities and Shareholders’ Equity	$6,951,782	$6,303,472
Condensed Average Balance Sheets
Loans Held for Investment	$4,150,260	$3,888,498
Securities	1,946,403	1,673,531
Other Interest-Earning Assets	56,692	37,693
Total Interest-Earning Assets	6,153,355	5,599,722
Cash and Due from Banks	130,098	133,316
Premises and Equipment, Net	151,858	141,242
Other Assets, Net	338,849	319,250
Allowance for Loan Losses	(51,605)	(48,683)
Total Assets	$6,722,555	$6,144,847
Savings and Time Deposits	$4,413,961	$4,175,992
Other Borrowed Money	551,034	415,773
Total Interest-Bearing Liabilities	4,964,995	4,591,765
Demand Deposits	1,059,367	905,064
Other Liabilities	43,406	29,660
Total Liabilities	6,067,768	5,526,489
Shareholders’ Equity	654,787	618,358
Total Liabilities and Shareholders’ Equity	$6,722,555	$6,144,847
Nonperforming Assets & Past Due Loans
Nonaccrual Loans	$53,014	$38,752
Restructured Loans	321	2,127
Foreclosed and Other Loan Related Assets	20,366	9,194
Total Nonperforming Assets	$73,701	$50,073
Accruing Loans 90 Days or More Past Due	$5,921	$13,524
Net Charge-Offs	24,513	15,108
Net Charge-Offs to Average Loans Held for Investment	0.79%	0.52%

Certain amounts in the prior periods’ presentation have been reclassified to conform to the current presentation. These reclassifications have no effect on previously reported net income.

(1)    Restated to retroactively give effect for the 10% stock dividend declared by the Company during first quarter 2006 and distributed during second quarter 2006.

(2)    Ratio of Noninterest Expense divided by the sum of Net Interest Income and Noninterest Income.

(3)    Tax-equivalent adjustment computed based on a 35% tax rate.